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EXHIBIT 21

List of Subsidiaries

Name	State/Country of organization or incorporation
Crocs Australia Pty. Ltd	Australia
Crocs Asia Pte. Ltd.	Singapore
Crocs Retail, Inc.	Colorado
Crocs Mexico S.de.R.L. de CV	Mexico
Crocs Servicios S.de.R.L. de CV	Mexico
Western Brands Holding Company, Inc.	Colorado
4256519 Canada Inc.	Canada
Foam Creations Inc.	Canada
Crocs Europe B.V.	Netherlands
Les Plastiques Fintech Inc./Fintech Plastics Inc.	Canada
Crocs Online, Inc.	Colorado

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List of Subsidiaries